Exhibit 99.2

December 8, 2009

Dear Shareholder:

As you may be aware, on November 9, 2009, YRC Worldwide Inc. (NASDAQ: YRCW) announced that it had commenced an exchange offer for all of the company’s 5.0% Net Share Settled Contingent Convertible Senior Notes and 5.0% Contingent Convertible Senior Notes due 2023, the company’s 3.375% Net Share Settled Contingent Convertible Senior Notes and 3.375% Contingent Convertible Senior Notes due 2023, and the 8  1 /2 % Guaranteed Notes due April 15, 2010 of the company’s wholly owned subsidiary, YRC Regional Transportation, Inc., which notes have an aggregate face value of approximately $536.8 million. The company is proposing to exchange up to 42 million shares of the company’s common stock and up to 5 million shares of the company’s new Class A convertible preferred stock for the notes. Assuming full participation in the exchange offer, the holders of the outstanding notes will own 95% of the company’s common stock (and voting power) on an as-if converted basis following the exchange offer. The existing common shareholders would hold 5% of the company’s common stock (and voting power) on an as-if converted basis following the exchange offer. This exchange is intended to improve the company’s capital structure, decrease its cash interest expense, and enhance its liquidity. Further detail regarding the terms and conditions of the exchange offer, including further detail regarding the terms and conditions of the common stock and the preferred stock, are set forth in our Registration Statement on Form S-4 originally filed with the U.S. Securities and Exchange Commission on November 9, 2009, as amended.

In connection with the transactions contemplated by the exchange offer, the company requested and on December 8, 2009 received from the NASDAQ Listing Qualifications Department (“NASDAQ”) an exception from certain NASDAQ shareholder approval rules pursuant to the “financial viability exception” set forth in NASDAQ Listing Rule 5635(f). Absent this exception, NASDAQ Listing Rules would have required shareholder approval prior to the issuance of the shares of the company’s common stock and Class A convertible preferred stock to be issued if the exchange offer is successfully completed. In order to obtain this exception, the company was required to demonstrate to NASDAQ that the delay associated with the effort to secure shareholder approval would have seriously jeopardized the company’s financial viability. As also required by NASDAQ, on November 20, 2009, the audit/ethics committee of the company’s board of directors expressly approved the company’s reliance on this exception. The exception granted by NASDAQ allows YRCW common stock to continue to be listed and traded on the NASDAQ exchange following the completion of the debt for equity exchange.

Sincerely,

/s/ William D. Zollars
William D. Zollars
Chairman of the Board of Directors and Chief Executive Officer

IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER

This notice to shareholders is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only by means of a prospectus, a letter of transmittal and other offer documents, as described below.

In connection with the exchange offer by YRC Worldwide Inc., the company has filed with the SEC a registration statement on Form S-4 (which contains a preliminary prospectus), an amendment thereto (which contains a prospectus supplement), a tender offer statement on Schedule TO, an amendment thereto and other related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the amendment thereto, the preliminary prospectus, the prospectus supplement, the tender offer statement, the amendment thereto and the other related documents and materials filed with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they contain important information about the company, the exchange offer and related transactions and are the sole means by which any offer to exchange or sell, or any solicitation of any such offers, will be made.

The preliminary prospectus, the prospectus supplement and related transmittal materials have been delivered to holders of the outstanding notes. Investors and security holders may obtain a free copy of the registration statement, the amendment thereto, the preliminary prospectus, the prospectus supplement and transmittal materials, as well as other documents filed by the company with the SEC, at the SEC’s website, www.sec.gov. Prior to the completion of the exchange offer, the registration statement must become effective under the securities laws, and after effectiveness, the company will file with the SEC the final prospectus. Investors and security holders are strongly urged to carefully review the final prospectus when it is available. Free copies of the company’s filings with the SEC have been made available on the company’s website, www.yrcw.com, or may be obtained by making a request to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

Forward-Looking Statements

This notice to shareholders contains forward-looking statements. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding notes participate in the exchange offer. We cannot provide you with any assurances that such conditions to the exchange offer will be satisfied. In addition, even if an exchange offer is completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.